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                                                                    Exhibit 99.2

[SYLVAN LEARNING SYSTEMS, INC LOGO]


SYLVAN CONTACTS:
Sean Creamer                        Steve Drake                              Chris Symanoskie
Chief Financial Officer             Vice President, Communications           Manager, Investor Relations
(410) 843-8991                      (410) 843-6295                           (410) 843-6394

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              SYLVAN LEARNING SYSTEMS PROVIDES REVISED 2003 OUTLOOK
                    FOLLOWING DECISION TO FOCUS EXCLUSIVELY
                           ON POST-SECONDARY EDUCATION

         COMPANY INTRODUCES 2004 EARNINGS PER SHARE OUTLOOK AS A RESULT
                 OF ACCELERATING GROWTH AND INCREASED VISIBILITY

BALTIMORE, MD - MARCH 10, 2003 -Sylvan Learning Systems, Inc. (NASDAQ: SLVN), today provided revised guidance for fiscal year-end 2003, as a result of its decision, also announced today, to focus exclusively on global post-secondary education, divest its K-12 education businesses, and disband Sylvan Ventures.

"Our campus-based and online post-secondary education businesses, with their low student attrition rates and higher lengths of stay, offer Sylvan industry-leading financial visibility and great confidence in our future growth," said Douglas Becker, Chairman and CEO of Sylvan Learning Systems. "The strength of our post-secondary strategy is reflected in our revised 2003 guidance, in which we forecast strong revenue growth propelled by robust enrollment, and significant operating margin improvement obtained through improved operational leverage."

Because of the higher visibility afforded by multi-year enrollment in Sylvan's campus-based and online post-secondary businesses, and in order to give investors more clarity, the Company also introduced a favorable outlook for year-end 2004 with earnings expected to exceed $1.12 per share.

"Our strategy is straightforward: we will grow enrollment and offer students new academic programs in both our campus-based and online universities. At the same time, we will open new campuses, and expand existing campuses, in current and prospective geographic markets," added Becker. "With this strategy in place, the Company expects that a more than 20% growth in revenues will drive more than 40% growth in 2004 earnings per share."


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SYLVAN LEARNING SYSTEMS REVISES 2003 OUTLOOK/P. 2

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

2003 OUTLOOK

o Company anticipates total revenue to be between $450 and $475 million for fiscal year 2003.

o Company anticipates its campus-based (Sylvan International Universities, or SIU) revenue to be between $345 and $365 million for fiscal year 2003, an increase of more than 14% over 2002 revenues. Revenue growth is driven primarily by student enrollment and pricing.

o Sylvan International Universities expects operating margins of between 15% and 16% for fiscal year 2003, compared to 12% in 2002.

o Company anticipates its online (Sylvan Online Higher Education, or OHE) revenue to be between $105 and $110 million for fiscal year 2003, an increase of more than 40% over 2002 revenues. This guidance includes forecasted operating results for Walden University and National Technological University
   (NTU).

o Sylvan Online Higher Education expects operating margins of between 12% and 13% for fiscal year 2003, compared to 12% in 2002.

o General and administrative expenses are expected to be between $9 and $10 million for fiscal year 2003.

o Diluted earnings per share from continuing operations are anticipated to be between $0.80 and $0.82 for fiscal year 2003, as if the transaction had occurred on January 1, 2003.

o  Total enrollment at Sylvan International Universities and Online Higher
   Education is expected to grow at 15% to 20% in 2003.



                                    - MORE -


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SYLVAN LEARNING SYSTEMS REVISES 2003 OUTLOOK/P. 3

2003 OUTLOOK TABLE
All dollars in millions, except for EPS

                                               FY 2003
                           FY 2003            01/01/03
Revenue
     SIU                  $345-$365          $345-$365
     OHE                  $105-$110          $105-$110
Total Revenue             $450-$475          $450-$475

Operating Margin
     SIU                  15%-16%            15%-16%
     OHE                  12%-13%            12%-13%

G&A*                      $16-$17            $9-$10

EPS**                     $0.63-$0.65        $0.80-$0.82


* G&A includes $6.6 million in expenses related to discontinued K-12 operations. **EPS From Continuing Operations - Diluted
FY2003 01/01/03 assumes January 1, 2003 transaction close

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), excluding minority interest, is expected to be between $85 and $90 million for fiscal year 2003. At the close of the previously announced transaction, the Company expects cash and marketable securities to be at least $230 million. Total shares outstanding at year-end 2003 are expected to be between 45 and 46 million shares. The Company expects a significant gain from the transaction resulting in Sylvan Learning Systems' exclusive focus on post-secondary education, which will be partially offset by transaction-related charges.

ABOUT SYLVAN LEARNING SYSTEMS, INC.

Sylvan Learning Systems, Inc. (NASDAQ: SLVN) is focused exclusively on providing a superior university experience to more than 76,000 students through a leading global network of private and online universities. Through six distinct universities in Europe, Latin America and Asia, Sylvan International Universities operates accredited campus-based universities and a worldwide network of English language training centers aimed at addressing the rapidly increasing global demand for higher education. Sylvan Online Higher Education, through three accredited distance learning institutions, offers the growing population of non-traditional, working adult students the convenience and flexibility of distance learning to pursue undergraduate, master's and Ph.D. degree programs in major career fields including engineering, education, business, and healthcare.
                                    - MORE -


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SYLVAN LEARNING SYSTEMS REVISES 2003 OUTLOOK/P. 4


FORWARD LOOKING STATEMENTS

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those described in the forward-looking statements:

The following factors might cause such a difference:
   o The proposed transactions described in this release are subject to customary conditions and there can be no assurance that the transactions will be consummated. Among the conditions to consummation of the transactions are regulatory approvals and consents of third parties that are outside the control of the parties.
   o The Company's operations can be materially affected by competition in its target markets and by overall market conditions, among other factors.
   o The Company's foreign operations, in particular, are subject to political, economic, legal, regulatory and currency-related risks.

Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to our most recent Forms 10-K and 10-Q, available for viewing on our website. (To access this information on our website, please click on "Investor Relations," "SEC Filings").



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